                                                                     EXHIBIT 4.8


                           CERTIFICATE OF ELIMINATION
                                       OF
                           SERIES B 9%/7% CONVERTIBLE
                                PREFERRED STOCK



         Search Capital Group, Inc., a Delaware corporation (the
"Corporation"), acting pursuant to Section 151 (g) of the Delaware General Corporation Law (the "DGCL"), does hereby execute this Certificate of Elimination amending the Restated Certificate of Incorporation of the Corporation and does hereby certify that:

         1.      The name of the corporation is Search Capital Group, Inc.

         2. The Board of Directors of the Corporation, by unanimous written consent dated as of December 4, 1996, has duly adopted the following resolutions:

                 RESOLVED, that, all outstanding shares of the Corporation's Series B 9%/7% Convertible Preferred Stock (the "Series B Preferred") having been automatically and mandatorily converted into shares of the Corporation's 9%/7% Convertible Preferred Stock pursuant to subsection 10(h) of the Certificate of Designation for the Series B Preferred (the "Certificate of Designation") so that none of the authorized shares of the Series B Preferred are outstanding, (1) none of the shares of the Series B Preferred will be issued subject to the Certificate of Designation, (2) in accordance with subsection 10(h) of the Certificate of Designation, all shares of the Series B Preferred are canceled and shall revert to the status of authorized but unissued shares of Preferred Stock of the Corporation without series designation and (3) the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the foregoing; and further

                                   * * * * *

                 RESOLVED, that the officers of the Corporation are hereby authorized, for and on behalf of the Corporation, to execute, deliver, file, acknowledge and record any and all documents and instruments, and to take or cause to be taken and do or cause to be done any and all such other things, as they, or any of them, may deem necessary or desirable to effectuate and carry out the foregoing resolutions.

         3. Pursuant to Section 151 (g) of the DGCL, this Certificate of Elimination shall be effective upon filing in the office of the Secretary of State and shall have the effect of amending the Restated Certificate of Incorporation of the Corporation to eliminate therefrom all reference to the series of preferred stock of the Corporation designated as the Series B 9%/7% Convertible Preferred Stock, par value $.01 per share, such shares reverting to the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested on its behalf this 24th day of December, 1996.


                                       SEARCH CAPITAL GROUP, INC.



                                       By: /s/ GEORGE C. EVANS
                                           -------------------------------------
                                           George C. Evans
                                           President and Chief Executive Officer


ATTEST:



/s/ ELLIS A. REGENBOGEN
--------------------------------
Ellis A. Regenbogen
Secretary